Exhibit 28 (j)(42) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Equity Funds:

We consent to the use of our reports, dated November 21, 2019, with respect to the financial statements of Federated Clover Small Value Fund and Federated Prudent Bear Fund, each a series of Federated Equity Funds, as of September 30, 2019, each incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 21, 2019